Exhibit 99.1

Inotek Completes Patient Recruitment in Phase 2 Trial of a Fixed-dose Combination (FDC) of

Trabodenoson and Latanoprost

– Scheduled to Meet with FDA on Monotherapy Program –

LEXINGTON, Mass – April 11, 2017 – Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced the completion of the active recruitment phase of the Phase 2 dose-ranging trial of a fixed-dose combination (FDC) of trabodenoson and latanoprost for the treatment of glaucoma. Trabodenoson is a highly selective adenosine mimetic that lowers intraocular pressure (IOP) by augmenting the natural function of the trabecular meshwork, the primary outflow pathway in the eye. Latanoprost, a prostaglandin analog, targets the secondary uveoscleral pathway and is the most commonly used drug for lowering IOP. Top-line data from the FDC study are expected in July.

“We have completed active recruitment of glaucoma patients in our Phase 2 FDC trial,” said David P. Southwell, President and Chief Executive Officer of Inotek. “This is an important milestone as we continue to believe our FDC program has the potential to address a larger market opportunity than monotherapy and provide patients with a novel treatment option that includes two complementary eye pressure lowering mechanisms. We look forward to reporting the top-line results in July.”

Inotek also announced today that the Company has secured a meeting with the US Food and Drug Administration (FDA) in the second quarter to discuss the trabodenoson monotherapy program. “Inotek has submitted a briefing book to the FDA detailing the results of the completed MATrX-1 trial in order to seek their guidance on its continued development,” said Rudolf Baumgartner, MD, Executive Vice President and Chief Medical Officer of Inotek. “We look forward to communicating the potential path forward for the monotherapy program once it is better defined.”

About the Phase 2 Fixed-dose Combination Study of Trabodenoson and Latanoprost

The randomized, double-masked, Phase 2 dose-ranging trial will assess the overall benefit/risk profile of binocular topical application of different daily doses of trabodenoson (3.0% and 6.0%) when combined with latanoprost (0.005% or 0.0025%) for eight weeks in patients with ocular hypertension or primary open-angle glaucoma.

Three treatment combinations of trabodenoson and latanoprost will be investigated as well as two separate concentrations of latanoprost alone. The treatments are: trabodenoson 6%/latanoprost 0.005%, trabodenoson 3%/latanoprost 0.005%; trabodenoson 6%/latanoprost 0.0025%; latanoprost 0.005%; and latanoprost 0.0025%. Trabodenoson doses were selected to optimize IOP lowering, while maintaining the favorable tolerability and safety profile observed to date. Latanoprost doses were selected based on efficacy and safety profiles which vary based on dose.

The trial enrolled approximately 200 patients (original enrollment was exceeded due to a lower than anticipated screen failure rate) with an IOP greater than or equal to 25 mmHg and less than or equal to 34 mmHg; which represents the patients most likely to receive treatment for glaucoma or ocular hypertension. Following a placebo run-in period, treatment will be administered to both eyes for a total of eight weeks.

For more information, please visit www.clinicaltrials.gov/ct2/show/NCT02829996.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, PhD, 781-552-4305

Vice President, Corporate Development and IRO

IR@inotekpharma.com